Exhibit 99.1

Waste Energy Corp Unveils New Leadership Team to Drive Strategic Expansion into Waste-to-Energy Market

Fairfield, CA — December 19th, 2024 — Waste Energy Corp. (formerly Metaworks, OTC:WAST), a company pioneering clean energy solutions through the use of Pyrolysis technology, today announced key changes to its management and board of directors to align with its strategic transformation from a Web3 and blockchain business to a waste-to-energy conversion company.

Effective immediately, company founder Cameron Chell has stepped down as Chairman of the Board of Directors and will now serve as Chairman of the company’s Advisory Board. This new role will enable Mr. Chell to leverage his expertise and entrepreneurial vision to support the company’s growth in the waste-to-energy sector.

“I am confident in the company’s new direction and its ability to create a meaningful impact on the energy landscape,” said Mr. Chell. “As Chairman of the Advisory Board, I look forward to leveraging my expertise to support Waste Energy Corp’s anticipated growth into 2025 and beyond, ensuring our strategic vision aligns with the urgent need for sustainable energy solutions,” said Mr. Chell. “This shift represents a bold step toward addressing environmental challenges while creating sustainable energy solutions.”

Additionally, Shelly Murphy has resigned from her position as a member of the Board of Directors. Ms. Murphy’s decision reflects the company’s renewed focus on sustainable energy initiatives. Waste Energy Corp extends its gratitude to Ms. Murphy for her contributions during her tenure and wishes her continued success.

Current Board member Mr. Ed Moy will continue to serve as a member of the board of directors. Mr. Moy has years of experience interacting with federal and state government agencies including the department of energy. He is the former Director of the U.S. Mint who also served for more than five years as Special Assistant to the President during the Bush Administration.

“I’m excited to work with Waste Energy Corp’s talented management team and new board to bring about a cleaner future. The Company’s dedication to sustainable innovation aligns with my passion for better environmental stewardship and my past experience working closely with the U.S. Department of Energy and the U.S. Environmental Protection Agency during my service at The White House.” commented Mr. Moy.

Scott Gallagher, who currently serves as President of Waste Energy Corp, has been appointed Chairman of the Board and Chief Executive Officer. Under his leadership, the company aims to accelerate its mission of converting discarded plastics into clean energy through Pyrolysis technology, a process that addresses global environmental challenges while creating renewable energy.

“These changes underscore our commitment to aligning leadership expertise with our new strategic direction,” said Scott Gallagher. “As we transition into a waste-to-energy business, our leadership team is uniquely positioned to drive innovation and make a meaningful impact on the clean energy landscape.”

To further strengthen the company’s board, Waste Energy Corp is pleased to welcome Mr. W. Scott McBride as a new member of the Board of Directors. Mr. McBride holds a degree in Environmental Sciences and brings a wealth of experience as the founder and CEO of EnergyFX, a sustainable energy company specializing in Pyrolysis. His deep industry knowledge and commitment to environmental stewardship will be invaluable as Waste Energy Corp advances its mission.

“I am excited to join the board of Waste Energy Corp at such a pivotal moment in its evolution,” said Mr. McBride. “The company’s focus on Pyrolysis technology positions it to play a vital role in addressing the critical waste crisis and transitioning to clean energy solutions.”

Waste Energy Corp remains committed to its mission of creating sustainable energy from waste and driving innovation to support a cleaner, greener future.

About Waste Energy Corp.

Waste Energy Corp is committed to redefining waste as an asset and to reducing the volume of non-recyclable waste in landfills and incinerators. Specializing in the conversion of waste plastics and used tires into clean diesel fuel. The company will combine AI & Pyrolysis technologies to reduce the volume of plastic and tire waste in landfills while developing a new, clean, US based energy source.

Waste Energy Corp. trades on the OTCQB market, over the counter under the ticker symbol: WAST. Waste Energy Corp is an SEC exchange act, fully reporting company. For more information on Waste Energy Corp, please visit www.WasteEnergyCorp.com. For additional investor or financial information visit: www.SEC.gov.

Company Contact:

Scott Gallagher, President

(727) 417-7807

scott@metaworksplatforms.io